Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA (1)

	Year ended December 31,
	2015	2014	2013	2012	2011
	(In Thousands, Except Per Share Data)
Selected Statement of Operations Data in Dollars:
Net sales (2)	$437,695	$495,888	$416,223	$516,255	$549,871
Operating income (loss)	(71,166)	30,577	73,739	69,682	102,985
Interest expense, net	7,371	21,599	13,301	3,891	5,822
Provisions (benefit) for income taxes	(32,520)	4,251	23,955	24,515	36,090
Income (loss) from continuing operations	(46,146)	5,087	35,600	42,110	61,491
Income from discontinued operations, including taxes	11,381	14,547	19,362	16,494	22,351
Net income (loss)	(34,765)	19,634	54,962	58,604	83,842
Net (loss) income attributable to common stockholders	$(38,038)	$19,334	$54,662	$58,304	$83,537
Income (loss) per common share attributable to common stockholders:
Basic:
Income (loss) from continuing operations	$(2.17)	$0.21	$1.57	$1.87	$2.79
Income from discontinued operations, including taxes	$0.50	$0.65	$0.86	$0.74	$1.01
Net income (loss)	$(1.67)	$0.86	$2.43	$2.61	$3.80
Diluted:
Income (loss) from continuing operations	$(2.17)	$0.21	$1.51	$1.79	$2.63
Income from discontinued operations, including taxes	$0.50	$0.64	$0.82	$0.70	$0.95
Net income (loss)	$(1.67)	$0.85	$2.33	$2.49	$3.58
Selected Balance Sheet Data in Dollars:
Total assets (3)	$1,361,827	$1,130,572	$1,075,218	$575,808	$500,953
Long-term debt, including current portion, net (3)	520,422	450,885	455,054	67,634	71,132
Redeemable preferred stock	177,272	—	—	—	44
Stockholders' equity	$421,580	$434,048	$411,715	$354,497	$293,270
Selected Other Data in Dollars:
Cash dividends declared per common share	—	—	—	—	—

(1)

The following selected consolidated financial data were derived from our audited consolidated financial statements and should be read in conjunction with, and are qualified by reference to Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations in Exhibit 99.2 and the audited consolidated financial statements and notes thereto in Exhibit 99.3 attached to this Form 8-K.  The financial information presented may not be indicative of our future performance.

The assets and liabilities and operating results for the previously reported Climate Control Business segment have been reclassified as assets and liabilities held for sale and discontinued operations from our continuing operations for all periods presented.  For further information regarding our discontinued operations, see Note - 2 Discontinued Operations to the audited consolidated financial statements in Exhibit 99.3 attached to this Form 8-K.

(2)

Prior periods have been adjusted to classify certain shipping and handling costs from net sales and SG&A to cost of sales to conform to our current presentation of our consolidated statement of operations for 2015.  See Note - 1 to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.

(3)

Prior periods have been adjusted for the reclassification of certain debt issuance costs from total assets to long-term debt, net, to be consistent with the 2015 presentation due to the adoption of certain Accounting Standards Updates as discussed under Accounting Pronouncements - Note - 1 to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K.